Exhibit 3.3

AGREEMENT OF LIMITED PARTNERSHIP

OF

BOARDWALK PIPELINES, LP

This AGREEMENT OF LIMITED PARTNERSHIP OF BOARDWALK PIPELINES, LP (this “Agreement”), is entered into by and between Boardwalk Operating GP, LLC, as the general partner (the “General Partner”), and Boardwalk Pipelines Holding Corp., LP., as the limited partner (the “Initial Limited Partner”).

The General Partner and the Initial Limited Partner hereby form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the “Act”), and hereby agree as follows:

1.

Name.  The name of the limited partnership formed hereby is Boardwalk Pipelines, LP (the “Partnership”).

2.

Purpose.  The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.

Registered Office.  The registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

4.

Registered Agent.  The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

5.

Partners.  The names and the business, residence or mailing addresses of the General Partner and the Initial Limited Partner are as follows:

General Partner:
Boardwalk Operating GP, LLC
3800 Frederica Street Owensboro, KY 42301

Initial Limited Partner:
Boardwalk Pipelines Holding Corp.
3800 Frederica Street Owensboro, KY 42301

6.

Powers.  The Partnership shall be managed by the General Partner, and the powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware.  Notwithstanding any other provisions of this

Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner.

7.

Dissolution.  The Partnership shall dissolve, and its affairs shall be wound up if (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act unless there is a remaining general partner who is hereby authorized to, and does, carry on the business of the Partnership without dissolution or the business of the Partnership is continued in accordance with the Act, (c) there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act, or (d) an entry of a decree of judicial dissolution has occurred under §17-802 of the Act.

8.

Partnership Interests.  As of the date of this Agreement, the General Partner has a .001% general partner interest and the Initial Limited Partner has a 99.999% limited partner interest in the Partnership.

9.

Distributions.  Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner.  Such distributions shall be allocated among the partners of the Partnership in accordance with their percentage interests in the Partnership.  Notwithstanding any other provision of this Agreement, neither the Partnership, nor the General Partner on behalf of the Partnership, shall be required to make a distribution to a partner of the Partnership on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

10.

Taxes.  Boardwalk Operating GP, LLC shall prepare and timely file (on behalf of the Partnership) all state and local tax returns, if any, required to be filed by the Partnership.  The Partnership and the partners acknowledge that for federal income tax purposes, the Partnership will be disregarded as an entity separate from Boardwalk Pipelines Holding Corp., as well as any subsequent limited partner entities, pursuant to Treasury Regulation § 301.7701-3.

11.

Assignments.

(a)

The Initial Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

(b)

The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Initial Limited Partner.

12.

Withdrawal.  Except to the extent set forth in Section 13, no right is given to any partner of the Partnership to withdraw from the Partnership.

13.

Admission of Additional or Substitute Partners.

(a)

One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

(b)

One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

14.

Liability of Initial Limited Partner.  The Initial Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

15.

Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the 15th day of November, 2005.

GENERAL PARTNER:

BOARDWALK OPERATING GP, LLC

By:

BOARWALK PIPLEINE PARTNERS, LP

its Sole Member

By:

BOARDWALK GP, LP

its General Partner

By:

BOARDWALK GP, LLC

its General Partner

By:_/s/ Jamie Buskill______________________

      Jamie Buskill

      Chief Financial Officer

INITIAL LIMITED PARTNER:

BOARDWALK PIPELINES HOLDING CORP.

By:_/s/ Jamie Buskill______________________

      Jamie Buskill

      Chief Financial Officer